EXHIBIT 99.1

csg and comcast announce A 5-year CONTRACT extension

GREENWOOD VILLAGE, CO, December 17, 2019 – CSG (NASDAQ: CSGS) and Comcast today announced a five-year extension to their long-term partnership, continuing with CSG as the provider of billing services for Comcast’s residential broadband, video, home, and voice customers.

“Comcast has been a fantastic customer to CSG, and we cannot be more pleased with this extension,” said Brian Shepherd, Executive Vice President and Group President, CSG.  “As Comcast continues to introduce new technologies, leading-edge products and innovative services, CSG is proud to continue the partnership to help Comcast deliver the world's best entertainment and online experience to their consumers.  We are committed to continue to accelerate innovation across our platform.”

Under this extended agreement, CSG will continue to provide billing and customer care support for Comcast’s residential customers.

“We are pleased with this extension, and we look forward to continuing to work with CSG as we deliver exceptional customer experiences,” said Rick Rioboli, Chief Information Officer, Comcast Cable.

# # #

About CSG

For more than 35 years, CSG has simplified the complexity of business, delivering innovative customer engagement solutions that help companies acquire, monetize, engage and retain customers. Operating across more than 120 countries worldwide, CSG manages billions of critical customer interactions annually, and its award-winning suite of software and services allow companies across dozens of industries to tackle their biggest business challenges and thrive in an ever-changing marketplace. CSG is the trusted partner for driving digital innovation for hundreds of leading global brands, including AT&T, Charter Communications, Comcast, DISH, Eastlink, Formula One, iflix, MTN and Telstra. To learn more, visit our website at csgi.com and connect with us on LinkedIn, Twitter and Facebook.

Contacts:

Brad Jones

Public Relations

CSG

+1 (303) 200-3001

brad.jones@csgi.com

Liz Bauer

Investor Relations

CSG

+1 (303) 804-4065

liz.bauer@csgi.com